Letter to Shareholders 1Q23 The Erickson Family Phoenix, Arizona Exhibit 99.2

Chanoknan Neal Olmsted Falls (near Cleveland, OH) 2 Opendoor took care of the house for me so I could focus on my business. - Chanoknan Neal Chanoknan Neal and her husband had long dreamed of owning a Thai restaurant — and when one became available, they accelerated their purchase timeline and said “yes” to becoming restaurant owners. However, in addition to the demands of starting a new business, the restaurant was located 45 minutes away from their current home. Chanoknan and her husband decided that the best solution for them was to purchase a new home closer to their business to make their commute time more manageable. They also hoped to use a portion of the proceeds from their current home sale to put towards the purchase of the restaurant. Having previously used the traditional process to purchase their home, Chanoknan was interested in exploring a simpler and more certain solution to sell this time around. She reached out to Opendoor and was pleasantly surprised when she was able to schedule a walkthrough and secure an offer in 48 hours. She also appreciated the transparency of the process – everything was explained up front – and that Opendoor “valued their time.” By selling directly to Opendoor, Chanoknan was able to avoid staging, open houses, and home repairs, thus freeing up more of her precious time to start her business. In addition, Opendoor gave her and her husband peace of mind to know that they had flexibility to stay in their current home a bit longer if needed with the late checkout option. While she didn’t think it was going to be possible, Chanoknan told Opendoor that she was hoping to close on the home in 15 days, and she was absolutely blown away when that wish came true – they closed just two weeks later. In her words, it was “unbelievable.” Selling on their timeline allowed the couple to put the proceeds towards the purchase of Mango Thai Cuisine and to fulfill their dream of becoming restaurant owners.

At Opendoor, our vision is to build the most trusted e-commerce platform for residential real estate. Real estate is a trillion dollar industry underpinned by a process that is complicated, time-consuming, stressful, and offline. Consumers deserve to buy, sell, and move between homes with simplicity and confidence, and we have dedicated the last nine years to delivering on this vision. We have developed a magical product that home sellers love and need. We have also built unique pricing and operations capabilities to become one of the largest buyers and sellers of homes in the United States. While our work remains far from complete, we stand alone in what we are able to offer consumers today. This is what differentiates us amidst macro uncertainty. We have spent the last 12 months navigating the steepest transition in the housing market in decades. While we are seeing some signs of stabilization in mortgage rates, home sellers continue to be on the sidelines – new listings within our buybox were down almost 25% in the first quarter versus the prior year. Market clearance is trending higher than expected as a result of this lack of supply, but the outlook for home prices remains uncertain. Given this macro environment, we are continuing to operate with caution and discipline. Specifically, while we are maintaining high spreads in our offers, we are expanding our low cost partnership channels to attract more sellers to the platform. We are also driving operational efficiencies to improve our cost structure so that we can deliver higher, more durable unit economics and long-term profitability. ENABLE MORE SELLERS TO CHOOSE OPENDOOR In a rapidly changing market, sellers value and need the certainty we provide, along with the ability to skip showings, avoid repairs, and close faster. We see this in our conversion rates, which continue to exceed our expectations and historical performance on a spread-adjusted basis. While our spreads have come down since late last year due to seasonality and early positive demand signals, we expect to continue to operate with double-digit spreads for the balance of 2023 given the macro outlook. However, high spreads won’t persist forever – as the housing market stabilizes, we expect to reduce spreads, leading to an increase in conversion, which will translate through to higher acquisition volumes. Two Core Product Offerings 1P product & 3P product 3 Business Highlights % of Q2 Offer Cohort Expected to be Sold or in Resale Contract by Year-End ~65%

Our goal is to continue to serve as many sellers as possible. As part of that, we are focused on expanding our partnership channels, including homebuilders, agents, and online real estate platforms, which broaden our reach to more customers at attractive customer acquisition costs (CAC). Our partnerships drive more than a third of our volumes, and we see the potential to increase that mix over time. ● Homebuilder: We have partnered with over 90 homebuilders and have long-standing national relationships with eight of the top ten homebuilders by sales volume in the country. We facilitate a “trade-in” for customers of new-build homes – they sell us their existing home to unlock their equity so that they can commit to buying their new home and line up closing dates to enable a simple and seamless move. This win-win partnership enables us and homebuilders to convert customers at a minimal cost of acquisition, while allowing consumers to move with confidence to their next home. Over the past 6 years, we have enabled over 15,000 closings and approximately $6 billion in trade-in transactions. ● Agent: We have partnered with thousands of agents across hundreds of brokerages and real estate teams in giving them another option to sell their clients’ homes with speed and ease. Agents are able to provide their clients with a choice between a traditional listing and the simplicity and certainty of an Opendoor offer, significantly streamlining the selling process. We are seeing a growing number of agents make Opendoor a regular part of their service offering. Over the last 12 months, over 50% of contracts sourced via an agent relationship came from those who had previously done business with Opendoor. Additionally, the number of transactions completed via agents that have brought repeat business to us has increased nearly tenfold since 2019. We are continuing to deepen our partnerships through our Agent Access rewards program that incentivizes repeat transactions and a referral offering that agents utilize to introduce sellers to work with us directly. For Opendoor, this is another attractive CAC channel that is highly scalable and has enabled over 15,000 closings and approximately $5.5 billion in agent-facilitated acquisition volumes since 2019. 4 Business Highlights Partnerships with Homebuilders 8 of Top 10 % of Agent Referrals from Repeat Business >50% Online Real Estate Platform Partners Top 3 Volumes from Partnership Channels >1/3

● Online Real Estate: We are partnered with Zillow, Redfin, and Realtor.com, the top three online real estate platforms by visitor traffic in the country, that cumulatively receive hundreds of millions of unique monthly visitors to their portals. With Zillow, we are continuing to roll out our multi-year exclusive national partnership. In the first quarter, we went live in five large markets, bringing us another step closer to being able to provide the millions of homeowners that visit Zillow every day with an all-cash offer from Opendoor. This is a cost-effective way to broaden our reach given the fixed CAC structure per closed transaction, and we look forward to expanding our market presence in the coming year. We are also excited to have expanded both Redfin and Realtor.com partnerships to all of our markets and deepened our product integrations with both partners during the quarter. Furthermore, we are seeing early and promising traction in connecting sellers directly with both consumer and institutional buyers via our marketplace product offering, Exclusives. As previously highlighted, this product line will enable us to service a greater percentage of the market and drive market share growth in a capital-efficient manner. As a starting point, we are taking a focused approach in a single market in Plano, TX. Within months of launch, we are converting more than 60% of sellers we pitch to enroll in Exclusives. Furthermore, we have uncovered a category of customers we’re calling “latent sellers”, who are open to selling but only through a convenient and seamless channel like Exclusives. We believe that this is significant for two reasons. First, we believe this supply would not be accessible if it were not for Exclusives. Second, we believe that these customers are largely incremental to those we address with our sell direct offering. On the demand side of the marketplace, buyers are highly engaged with us because we have a clear, differentiated product with homes they can't find anywhere else. In less than a quarter, we drove over 3% listing market share. While the number of transactions remains small on an absolute basis, the number of sellers and homes in our marketplace, combined with our market share gains in a single market, are a leading indicator of our expectations of future growth. We believe that the platform we’ve built over the past nine years uniquely positions us to connect sellers and buyers to transact directly and transform the category in an off-balance sheet way. 5 Business Highlights List with Certainty

DRIVE OPERATIONAL EXCELLENCE ACROSS OUR DELIVERY PLATFORM We are continuing to invest in our operating and pricing platforms to drive greater efficiencies and cost structure improvements. We are planning for our investments to deliver a minimum of 100 basis points in contribution margin in 2024, incremental to our annual contribution margin target of 4 to 6%. In addition, we are focused on delivering operating expense improvements. Some recent examples of platform and system improvements include: ● Platform investments: We are evolving our transaction platforms and tools to further enhance our operator effectiveness and improve the overall customer experience. An example of this includes the redesign of our proprietary transaction workflow management platform, which we expect will enable us to improve operator productivity by 20% once it is fully launched in the coming quarters. ● Home condition data collection: In the first quarter, we improved our in-person assessment process to gather additional home condition and home feature data. We are integrating this and other home condition data, which have improved the accuracy of our home-level acquisition and resale pricing. ● Renovation capabilities: We have expanded our repair and renovation capabilities through platform and process investments, as well as by doing more targeted ROI-positive work. These efforts have allowed us to almost double our renovation efficiency (measured as spend per renovation day) year-over-year to $1,200. Additionally, beginning in the fourth quarter of last year, we performed targeted renovations on almost 2,500 of our longest-held homes to better align finish level with shifts in buyer demand signals, allowing us to sell through these homes faster than planned. In addition to these platform and capability improvements, we recently right-sized our operating capacity to reflect the decline in market transaction volumes and our reduced pace of acquisitions. In April, we announced a workforce reduction of approximately 22% or 560 employees, primarily focused on volume-based roles. We expect this to deliver savings of approximately $50mm in annualized expenses. 6 Expected Margin Improvement in 2024 via Increased Efficiencies Business Highlights >100 bps

Financial Highlights

Our first quarter results reflect our progress in selling through our longest-held homes while building into a new book of healthy inventory, continued cost structure improvements, and our focus on capital and book value preservation.

GROWTH

In the first quarter, we delivered $3.1 billion of revenue. This exceeded the high end of our revenue guidance by 18% as market clearance rates outperformed expectations, which, coupled with our targeted home condition improvements, allowed us to pull forward sales on a portion of our old book of homes. The market clearance rate at the end of 1Q23 was approximately 3%, compared to typical market clearance of 1% to 2% observed at the end of the first quarter each year from 2014 to 2020. Notably, 92% of the homes we made offers on between March and June of 2022 (the "Q2 Cohort") were sold or in contract as of the end of the quarter, versus our prior expectation of 85%. In total, we sold 8,274 homes in 1Q23, down 35% versus 1Q22, with revenue per home sold down 7% versus the prior year.

On the acquisition front, we purchased 1,747 homes in the first quarter, down 81% versus 1Q22. The reduction in acquisitions has been driven by two primary factors. First, with sellers in a holding pattern, we observed an increasing decline in market new listings within our buybox versus last year, from a 17% decline in January to a 27% decline by March. Second, we saw a decline in offer-to-contract true seller conversion due to higher spreads year-over-year – although, it is worth noting that conversion has improved from approximately 10% going into 1Q23 to 15% as of March due to a reduction in spreads. In response to these two factors, we pulled back on marketing spending by 45% versus prior year.

While many home sellers are on the sidelines, we are focusing on product innovation, partnership channel expansion, and marketing efficiency improvements, which we believe will position us to quickly re-scale acquisitions as the housing market stabilizes and benefit us for years to come.

1Q23 Revenue

$3.1 billion



$5.2
$4.2
$3.4
$2.9
$3.1
1Q22
2Q22
3Q22
4Q22
1Q23

1Q23 Homes Sold

8,274



12,669
10,482
8,520
7,512
8,274
1Q22
2Q22
3Q22
4Q22
1Q23

7

Financial Highlights

UNIT ECONOMICS

	1Q23		
(Dollars in millions)	**Old Book (Q2 Cohort and prior)**	**New Book (Post-Q2 Cohort)**	**Total**
Homes Sold in Period	5,902	2,372	8,274
Revenue	$2,344	$776	$3,120
Gross Profit / Margin	$75 / 3.2%	$95 / 12.2%	$170 / 5.4%
Adj. Gross (Loss) Profit / Margin	$(196) / (8.4)%	$94 / 12.1%	$(102) / (3.3)%
Contribution (Loss) Profit / Margin	$(307) / (13.1)%	$66 / 8.5%	$(241) / (7.7)%

GAAP gross profit was $170 million in 1Q23, versus $535 million in 1Q22. Adjusted gross (loss) profit, which aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the home is sold, was $(102) million in 1Q23, versus $512 million in 1Q22.

Contribution (Loss) Profit, which accounts for the direct selling and holding costs incurred on the homes sold during the quarter, was $(241) million in the first quarter, versus $332 million in 1Q22. Contribution Margin was (7.7)%, versus 6.4% in 1Q22, driven by the resale performance of the old book of inventory, which represented 75% of our resale mix. However, as shown above, our new book of homes continues to show strong margin performance, with homes sold generating gross margins of 12.2% and contribution margins of 8.5% in the first quarter. We continue to expect this group of homes to generate contribution margins in excess of our 4% to 6% annual target once fully sold through.

1Q23 Post-Q2 Cohort Contribution Margin

8.5%

8

NET LOSS AND ADJUSTED EBITDA GAAP net (loss) income was $(101) million in 1Q23, versus $28 million in 1Q22. Adjusted Net (Loss) Income was $(409) million, versus $99 million in 1Q22. As a reminder, Adjusted Net (Loss) Income aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded, which is the primary difference between these two metrics for the quarter. Inclusive of our previously recorded inventory valuation adjustments of $(295) million, Adjusted EBITDA was $(341) million in 1Q23, compared to $176 million in 1Q22, which was slightly better than our guidance. As a reminder, we began reducing our marketing spend, operational capacity, and fixed expenses in the second half of last year, resulting in a total decline in Adjusted Operating Expenses, which we define as the delta between Contribution (Loss) Profit and Adjusted EBITDA, from $156 million in 1Q22 and a peak of $204 million in 2Q22 to $100 million in 1Q23. 9 Financial Highlights (Dollars in millions) 1Q23 1Q22 GAAP Net (Loss) Income $(101) $28 Adjusted Net (Loss) Income $(409) $99 Adjusted EBITDA $(341) $176 Adjusted EBITDA Margin (10.9)% 3.4% GAAP Operating Expenses $294 $417 Adjusted Operating Expenses $100 $156 1Q23 Adj. Operating Expenses $100 million $189 $156 $204 $100 $144 1Q22 2Q22 3Q22 4Q22 1Q23

Financial Highlights

INVENTORY

	As of March 31, 2023		
(Dollars in millions)	**Old Book (Q2 Cohort and prior)**	**New Book (Post-Q2 Cohort)**	**Total**
Real Estate Inventory	$1,579	$726	$2,305
Inventory Valuation Adjustments	$(184)	$(3)	$(187)
Real Estate Inventory, Net	$1,395	$723	$2,118
Inventory Valuation Adjustments as a % of Inventory	11.7%	0.4%	8.1%

We ended the quarter with $2.1 billion in inventory, representing 6,261 homes, which was down 53% from the prior quarter. Given the deliberate slowdown in our acquisition pace beginning in the middle of last year, approximately two-thirds of the inventory balance as of quarter end is from the old book.

In 1Q23, we sold $3.1 billion of 4Q22 inventory, including inventory that carried a total of $295 million of inventory valuation adjustments. The homes sold through in 1Q23 realized a net gain as compared to their 4Q22 inventory valuation adjustments, while some of the homes remaining in inventory at 1Q23 recorded incremental valuation adjustments, resulting in a net gain of $6 million. Our new book inventory valuation adjustments represent 0.4% of inventory, which is consistent with historical performance. We ended the quarter with $187 million of inventory valuation adjustments against our gross inventory balance of $2.3 billion. We believe that this adjustment is an appropriate reflection of future losses we may realize on these homes. As homes with losses are sold, this adjustment will unwind in future quarters alongside homes that we expect will generate realized gains.

As of March 31, 2023, 59% of our homes in inventory had been listed on the market for more than 120 days, versus 23% of homes on the market, adjusted for our buybox. Our slowdown in acquisition pace has shifted our resale mix to longer-dated inventory and longer than average days on market for our listed homes. For the new book of inventory, this metric is 20%, which is inline with the market.

1Q23 Resale Revenue Mix Based on Days of Ownership


43%
57%
22%
78%
< 120 Days Owned
120+ Days Owned
1Q22
1Q23

10

Financial Highlights OTHER BALANCE SHEET ITEMS We ended the first quarter with $1.8 billion in capital, which consists primarily of $1.3 billion in unrestricted cash and marketable securities and $459 million of equity invested in homes and related assets. This compares to $2.0 billion in capital as of the end of 2022, which included $1.3 billion in unrestricted cash and marketable securities and $670 million of equity invested in homes and related assets. All figures are net of inventory valuation adjustments. Additionally, in March, we invested $101 million to repurchase $189 million of our outstanding 2026 convertible notes at a substantial discount, reducing our total future debt obligations. As shown below, total shareholders’ equity declined by $50 million in the quarter. The Adjusted EBITDA loss and net interest expenses incurred were offset by the release of inventory valuation adjustments on the homes sold in the quarter as well as the gain from our convertible note buyback. 11 1. Consists of $84 million gain on extinguishment of 2026 convertible senior notes, $(6) million loss on extinguishment of debt, and $(3) million in other, which is mostly comprised of stock-based compensation expense capitalized for internally developed software and depreciation and amortization, excluding amortization of right of uses assets. 1Q23 Total Capital $1.8 billion 1Q23 Cash, Cash Equivalents, and Marketable Securities $1.3 billion 1Q23 Equity Invested in Homes $459 million

Financial Highlights 12 Finally, at quarter-end, we had $10.7 billion in non-recourse, asset-backed borrowing capacity, comprised of $5.7 billion of senior revolving credit facilities and $5.0 billion of senior and mezzanine term debt facilities, of which total committed borrowing capacity was $4.9 billion. During the quarter, we wound down one of our two dedicated Q2 Cohort financing facilities, which was earlier than anticipated given the substantial progress we’ve made in selling through these homes. GUIDANCE We expect the following results for the second quarter of 2023: ● Revenue is expected to be between $1.75 and $1.85 billion ● Adjusted EBITDA2 is expected to be between $(180) and $(200) million ● Stock-based compensation expense is expected to be in the range of $30 to $35 million ● Adjusted Operating Expenses2 are expected to be approximately $90 million Given the macro outlook, we are continuing to operate with a cautious approach via home pricing, expense management, and capital discipline. We are actively monitoring leading indicators and will adjust spreads accordingly in order to be opportunistic as the housing market stabilizes. Based on typical housing seasonality patterns, we do not expect to reduce spreads in the second half of the year. On the resale side, we expect to sell or be under resale contract on nearly all of the remaining homes from the Q2 Cohort by the end of the second quarter. As such, we expect 2Q23 to be our final quarter of negative contribution margin as our new book of inventory should make up the majority of our resales beginning in the third quarter of the year. 2. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net (loss) income nor forecasted Adjusted Operating Expenses to forecasted GAAP operating expenses within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment, equity securities fair value adjustment, and holding costs attributable to homes expected to be sold in 2Q23. These items, which could materially affect the computations of forward-looking GAAP net (loss) income and GAAP operating expenses, are inherently uncertain and depend on various factors, including market-related assumptions that are outside of the Company’s control. 2Q23 Revenue Guidance $1.75 to $1.85 billion 2Q23 Adjusted EBITDA2 Guidance $(180) to $(200) million

13 Financial Highlights Finally, we remain laser-focused on managing our cost structure to minimize capital erosion while maintaining the flexibility to innovate and grow as the market stabilizes. We expect our adjusted operating expenses to be $90 million for the second quarter, reflecting the decisions we’ve made to right-size our cost structure given near-term volume expectations. We continue to find ways to drive additional margin into our business and we remain committed to returning to positive Adjusted Net Income at $10 billion of annualized revenue by mid-2024, assuming some amount of housing market stabilization. CONCLUSION As we look ahead, we see a future where real estate continues to move online and where consumers will be able to transact directly with each other through a managed marketplace powered by Opendoor – one that ensures trust, certainty, ease, and quality. We believe that we have the right product, capabilities, capital, and team that will allow us to not only weather the current market cycle but to emerge stronger as we build towards this future.

14Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Interim CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on May 4, 2023 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. May 4, 2023 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

16 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitations, statements regarding: current and future health and stability of the real estate housing market and economy; volatility of mortgage interest rates and expectations regarding the future shifts in behavior by consumers and partners; the health and status of our financial condition; anticipated future results of operations and financial performance, priorities of the Company to achieve future business and financial goals; the Company’s ability to continue to effectively navigate the markets in which it operates; anticipated future and ongoing impacts and benefits of acquisitions, partnership channel expansions, product innovations and other business decisions; health of our balance sheet to weather ongoing market transitions and its expectations to quickly re-scale in the future; the Company’s ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; the Company’s expectations with respect to the future success of its partnerships and its ability to continue to drive significant growth in sales volumes through such partnerships; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including our statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy and the residential housing market, including any extended downturn or slowdown; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to future financings; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and/or partners or that do not allow us to compete successfully; any future impact of the ongoing COVID-19 pandemic (including future variants) or other public health crises on our ability to operate, demand for our products or services, or general economic conditions; addition or loss of a significant number of customers; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; ability to protect our brand and intellectual property; ability to obtain or maintain licenses and permits to support our current and future business operations; ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; the impact of natural disasters and other catastrophic events; changes in laws or government regulation affecting our business; and the impact of pending or future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 17 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross (Loss) Profit, Contribution (Loss) Profit, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross (Loss) Profit and Contribution (Loss) Profit To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross (Loss) Profit and Contribution (Loss) Profit, which are non-GAAP financial measures. We believe that Adjusted Gross (Loss) Profit and Contribution (Loss) Profit are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution (Loss) Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross (Loss) Profit and Contribution (Loss) Profit are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross (loss) profit. 18 Definitions

Adjusted Gross (Loss) Profit / Margin We calculate Adjusted Gross (Loss) Profit as gross profit (loss) under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross (Loss) Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross (Loss) Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution (Loss) Profit / Margin We calculate Contribution (Loss) Profit as Adjusted Gross (Loss) Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution (Loss) Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution (Loss) Profit helps management assess inflows and outflows directly associated with a specific resale cohort. 19 Definitions

20 Adjusted Net (Loss) Income and Adjusted EBITDA We also present Adjusted Net (Loss) Income and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non- recurring, non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net (Loss) Income and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net (loss) income. We calculate Adjusted Net (Loss) Income as GAAP net (loss) income adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, warrant fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. It excludes (gain) loss on extinguishment of debt as these expenses were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. It also excludes non-recurring goodwill impairment. Adjusted Net (Loss) Income also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net (Loss) Income does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net (Loss) Income adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

21 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-recurring, non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit. It excludes non-recurring goodwill impairment. The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, and intangibles amortization. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. Definitions

22 Three Months Ended March 31, 2023 December 31, 2022 September 30, 2022 June 30, 2022 March 31, 2022 REVENUE $ 3,120 $ 2,857 $ 3,361 $ 4,198 $ 5,151 COST OF REVENUE 2,950 2,786 3,786 3,712 4,616 GROSS PROFIT 170 71 (425) 486 535 OPERATING EXPENSES: Sales, marketing and operations 188 194 260 276 276 General and administrative 66 23 85 137 101 Technology and development 40 48 40 41 40 Goodwill Impairment — 60 — — — Restructuring — 17 — — — Total operating expenses 294 342 385 454 417 (LOSS) INCOME FROM OPERATIONS (124) (271) (810) 32 118 GAIN ON EXTINGUISHMENT OF DEBT 78 (25) — — — INTEREST EXPENSE (74) (113) (115) (89) (68) OTHER INCOME (LOSS) – Net 19 10 (2) 4 (22) (LOSS) INCOME BEFORE INCOME TAXES (101) (399) (927) (53) 28 INCOME TAX EXPENSE — — (1) (1) — NET (LOSS) INCOME $ (101) $ (399) $ (928) $ (54) $ 28 Net (loss) income per share attributable to common shareholders: Basic $ (0.16) $ (0.63) $ (1.47) $ (0.09) $ 0.05 Diluted $ (0.16) $ (0.63) $ (1.47) $ (0.09) $ 0.04 Weighted-average shares outstanding: Basic 641,916 634,595 629,535 624,958 619,137 Diluted 641,916 634,595 629,535 624,958 640,785 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

23 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) March 31, 2023 December 31, 2022 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 1,143 $ 1,137 Restricted cash 1,515 654 Marketable securities 108 144 Escrow receivable 42 30 Real estate inventory, net 2,118 4,460 Other current assets ($0 and $1 carried at fair value) 46 41 Total current assets 4,972 6,466 PROPERTY AND EQUIPMENT – Net 59 58 RIGHT OF USE ASSETS 39 41 GOODWILL 4 4 INTANGIBLES – Net 11 12 OTHER ASSETS 27 27 TOTAL ASSETS $ 5,112 $ 6,608 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 77 $ 110 Non-recourse asset-backed debt - current portion 355 1,376 Interest payable 4 12 Lease liabilities - current portion 7 7 Total current liabilities 443 1,505 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 2,824 3,020 CONVERTIBLE SENIOR NOTES 774 959 LEASE LIABILITIES – Net of current portion 35 38 Total liabilities 4,076 5,522 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 647,607,920 and 637,387,025 shares issued, respectively; 647,607,920 and 637,387,025 shares — — Additional paid-in capital 4,198 4,148 Accumulated deficit (3,159) (3,058) Accumulated other comprehensive loss (3) (4) Total shareholders’ equity 1,036 1,086 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 5,112 $ 6,608

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Three Months Ended March 31, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES: Net (loss) income $ (101) $ 28 Adjustments to reconcile net (loss) income to cash, cash equivalents, and restricted cash provided by operating activities: Depreciation and amortization  22 18 Amortization of right of use asset 2 2 Stock-based compensation 42 67 Inventory valuation adjustment 23 8 Change in fair value of equity securities (1) 22 Net fair value adjustments and loss on sale of mortgage loans held for sale — (1) Origination of mortgage loans held for sale — (46) Proceeds from sale and principal collections of mortgage loans held for sale 1 43 (Gain) loss on extinguishment of debt (78) — Changes in operating assets and liabilities: Escrow receivable (12) 26 Real estate inventory 2,306 1,416 Other assets (10) (28) Accounts payable and other accrued liabilities (22) 2 Interest payable (8) (5) Lease liabilities (2) (2) Net cash provided by operating activities 2,162 1,550 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (8) (10) Purchase of marketable securities — (28) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 38 22 Purchase of non-marketable equity securities — (25) Capital returns of non-marketable equity securities — 3 Net cash provided by (used in) investing activities 30 (38) CASH FLOWS FROM FINANCING ACTIVITIES: Repurchase of convertible senior notes (101) — Proceeds from exercise of stock options 1 2 Proceeds from issuance of common stock for ESPP 1 — Proceeds from non-recourse asset-backed debt 224 2,292 Principal payments on non-recourse asset-backed debt (1,446) (3,622) Proceeds from other secured borrowings — 45 Principal payments on other secured borrowings — (41) Payment of loan origination fees and debt issuance costs — (10) Payment for early extinguishment of debt (4) — Net cash used in financing activities (1,325) (1,334) NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 867 178 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,791 2,578 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 2,658 $ 2,756 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 74 $ 68 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 6 $ 4 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 1,143 $ 2,312 Restricted cash 1,515 444 Cash, cash equivalents, and restricted cash $ 2,658 $ 2,756

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS (LOSS) PROFIT AND CONTRIBUTION (LOSS) PROFIT TO OUR GROSS PROFIT (LOSS)
(Unaudited)

	Three Months Ended				
(in millions, except percentages and homes sold, or as noted)	**March 31, 2023**	**December 31, 2022**	**September 30, 2022**	**June 30, 2022**	**March 31, 2022**
Gross profit (loss) (GAAP)	**$ 170**	**$ 71**	**$ (425)**	**$ 486**	**$ 535**
Gross Margin	5.4 %	2.5 %	(12.6)%	11.6 %	10.4 %
Adjustments:					
Inventory valuation adjustment – Current Period(1)(2)	23	73	573	82	8
Inventory valuation adjustment – Prior Periods(1)(3)	(295)	(236)	(38)	(12)	(31)
Adjusted Gross (Loss) Profit	**$ (102)**	**$ (92)**	**$ 110**	**$ 556**	**$ 512**
Adjusted Gross Margin	(3.3)%	(3.2)%	3.3 %	13.2 %	9.9 %
Adjustments:					
Direct selling costs(4)	(85)	(78)	(100)	(100)	(136)
Holding costs on sales – Current Period(5)(6)	(13)	(10)	(14)	(11)	(16)
Holding costs on sales – Prior Periods(5)(7)	(41)	(27)	(18)	(23)	(28)
Contribution (Loss) Profit	**$ (241)**	**$ (207)**	**$ (22)**	**$ 422**	**$ 332**
Homes sold in period	8,274	7,512	8,520	10,482	12,669
Contribution (Loss) Profit per Home Sold (in thousands)	**$ (29)**	**$ (28)**	**$ (3)**	**$ 40**	**$ 26**
Contribution Margin	(7.7)%	(7.2)%	(0.7)%	10.1 %	6.4 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

25

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET (LOSS) INCOME AND ADJUSTED EBITDA TO OUR NET (LOSS) INCOME
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net (loss) income (GAAP)	**$ (101)**	**$ (399)**	**$ (928)**	**$ (54)**	**$ 28**
Adjustments:					
Stock-based compensation	42	(7)	52	59	67
Equity securities fair value adjustment[1]	(1)	(1)	11	3	22
Intangibles amortization expense[2]	2	2	2	3	2
Inventory valuation adjustment – Current Period[3][4]	23	73	573	82	8
Inventory valuation adjustment — Prior Periods[3][5]	(295)	(236)	(38)	(12)	(31)
Restructuring[6]	—	17	—	—	—
(Gain) loss on extinguishment of debt	(78)	25	—	—	—
Goodwill impairment	—	60	—	—	—
Legal contingency accrual and related expenses	—	1	—	42	3
Other[7]	(1)	(2)	—	(1)	—
Adjusted Net (Loss) Income	**$ (409)**	**$ (467)**	**$ (328)**	**$ 122**	**$ 99**
Adjustments:					
Depreciation and amortization, excluding amortization of intangibles and right of use assets	12	12	8	12	9
Property financing[8]	60	93	102	76	58
Other interest expense[9]	14	20	13	13	10
Interest income[10]	(18)	(9)	(7)	(6)	—
Income tax expense	—	—	1	1	—
Adjusted EBITDA	**$ (341)**	**$ (351)**	**$ (211)**	**$ 218**	**$ 176**
Adjusted EBITDA Margin	(10.9)%	(12.3)%	(6.3)%	5.2 %	3.4 %

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist mainly of employee termination benefits, relocation packages and bonuses as well as costs related to the exiting of certain non-cancelable leases.

(7) Includes primarily sublease income and income from equity method investments.

(8) Includes interest expense on our non-recourse asset-backed debt facilities.

(9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(10) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

26

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT
AND CONTRIBUTION PROFIT TO OUR NET (LOSS) INCOME BY COHORT
(Unaudited)

	Three Months Ended March 31, 2023		
(in millions, except percentages)	**Old Book: Q2 2022 Cohort and Prior [8]**	**New Book: Post Q2 2022 Cohort [8]**	**Total**
Revenue (GAAP)	**$ 2,344**	**$ 776**	**$ 3,120**
Cost of Revenue	2,269	681	2,950
Gross profit (GAAP)	**$ 75**	**$ 95**	**$ 170**
Gross Margin	3.2 %	12.2 %	5.4 %
Adjustments:			
Inventory valuation adjustment – Current Period[1][2]	22	1	23
Inventory valuation adjustment — Prior Periods[1][3]	(293)	(2)	(295)
Adjusted Gross Profit	**$ (196)**	**$ 94**	**$ (102)**
Adjusted Gross Margin	(8.4)%	12.1 %	(3.3)%
Adjustments:			
Direct selling costs[4]	(64)	(21)	(85)
Holding costs on sales – Current Period[5][6]	(9)	(4)	(13)
Holding costs on sales – Prior Periods[5][7]	(38)	(3)	(41)
Contribution Profit	**$ (307)**	**$ 66**	**$ (241)**
Contribution Margin	(13.1)%	8.5 %	(7.7)%

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) Old Book: Q2 2022 Cohort and Prior refers to offers prior to July 2022. New book: Post Q2 2022 Cohort includes offers made in July 2022 and after.

27

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Operating Expenses (GAAP)	**$ 294**	**$ 342**	**$ 385**	**$ 454**	**$ 417**
Adjustments:					
Direct Selling Costs[1]	(85)	(78)	(100)	(100)	(136)
Holding costs included in contribution profit[2]	(54)	(37)	(32)	(34)	(44)
Stock-based compensation	(42)	7	(52)	(59)	(67)
Intangibles amortization expense[3]	(2)	(2)	(2)	(3)	(2)
Restructuring	—	(17)	—	—	—
Goodwill impairment	—	(60)	—	—	—
Legal contingency accrual	—	(1)	—	(42)	(3)
Depreciation and amortization, excluding amortization of intangibles and right of use assets	(12)	(12)	(8)	(12)	(9)
Other	1	2	(2)	—	—
Total Adjusted Operating Expenses	**$ 100**	**$ 144**	**$ 189**	**$ 204**	**$ 156**

(1) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(2) Represents holding costs incurred in the period presented on homes sold in the period presented, as well as holding costs incurred in prior periods on homes sold in the period presented. Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(3) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

28

29 Appendix

Appendix 1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox 1830 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Trailing 7-Day MLS New Listings MLS Data Filtered to OD Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to OD Markets and Buybox 31 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted 32 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec